Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Shrink Nanotechnologies, Inc. (the "Company") of our report dated April 14, 2010, relating to the consolidated financial statements appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Chisholm, Bierwolf, Nilson & Morrill, LLC

Bountiful, Utah
January 10, 2011